UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 11, 2011

PLY GEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114041 (Commission File No.)	20-0645710 (IRS Employer Identification No.)

5020 Weston Parkway, Suite 400 Cary, North Carolina 27513 (Address of principal executive offices)

(919) 677-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry Into a Material Definitive Agreement.

General.  On February 11, 2011, Ply Gem Industries, Inc. (“Ply Gem Industries”), a wholly-owned subsidiary of Ply Gem Holdings, Inc. (the “Company”), completed its previously announced offering (the “Offering”) of $800.0 million aggregate principal amount of 8.25% Senior Secured Notes due 2018 (the “Notes”).

In connection with the issuance of the Notes, Ply Gem Industries, the Company and each of the direct and indirect domestic subsidiaries of Ply Gem Industries (collectively with the Company, the “Guarantors”) also entered into (i) an Indenture, dated as of February 11, 2011 (the “Indenture”), among Ply Gem Industries, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and noteholder collateral agent (the “Noteholder Collateral Agent”), (ii) a Registration Rights Agreement, dated as of February 11, 2011 (the “Registration Rights Agreement”), among Ply Gem Industries, the Guarantors and the initial purchasers under the Purchase Agreement (as defined below), (iii) an Amended and Restated Lien Subordination and Intercreditor Agreement, dated as of February 11, 2011 (the “Amended Intercreditor Agreement”), among Ply Gem Industries, the Company, certain subsidiaries of Ply Gem Industries, the Trustee and UBS, AG, Stamford Branch as collateral agent, (iv) an Intellectual Property Collateral Agreement, dated as of February 11, 2011 (the “IP Collateral Agreement”), among Ply Gem Industries, the Guarantors, and the Noteholder Collateral Agent and (v) a Collateral Agreement, dated as of February 11, 2011 (the “Collateral Agreement”) among Ply Gem Industries, the Guarantors and the Noteholder Collateral Agent.

In the ordinary course of their businesses, the initial purchasers of the Notes and certain of their affiliates have and may in the future provide financial services to or engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates. In particular, certain affiliates of the initial purchasers are agents and/or lenders under Ply Gem Industries’ credit facility and are acting dealer managers under the Tender Offer (as defined below).

Maturity Date and Interest Rate.  The Notes will mature on February 15, 2018.  Interest on the Notes will accrue at 8.25% per annum and will be payable on February 15 and August 15 of each year, commencing on August 15, 2011.

Guarantees.  The Notes are unconditionally guaranteed (the “Guarantees”) on a senior secured basis by the Guarantors.  Ply Gem Industries’ Canadian subsidiary, Ply Gem Canada, Inc., is not, and future foreign subsidiaries will not be, a guarantor of the Notes.

Security.  The Notes and the Guarantees are secured by a first-priority lien (subject to certain exceptions and permitted liens) on substantially all the tangible and intangible assets of Ply Gem Industries and the Guarantors (other than the ABL Priority Collateral (as defined below), which secures the obligations under the senior secured asset-based revolving credit facility on a first-priority lien basis), including the capital stock of Ply Gem Industries and of any subsidiary held by Ply Gem Industries and any Guarantor (which, in the case of any first-tier foreign subsidiary, is limited to 66% of the voting stock and 100% of the non-voting stock of such first-tier foreign subsidiary).

The Notes and the Guarantees are secured by a second-priority lien (subject to certain exceptions and permitted liens) on all accounts receivable, inventory, cash, deposit accounts, securities accounts, chattel paper and proceeds of the foregoing and certain assets such as contract rights, instruments and documents related thereto, in each case held by Ply Gem Industries and the Guarantors (the “ABL Priority Collateral”).

The collateral securing the Notes and the Guarantees does not include (i) certain excluded assets and (ii) those assets as to which the Noteholder Collateral Agent determines that the costs of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby.

Optional Redemption.  Prior to February 15, 2014, Ply Gem Industries may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 108.250% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, provided that at least 55% of the original aggregate principal amount of the Notes remains outstanding after the redemption.

In addition, not more than once during any twelve-month period Ply Gem Industries may redeem up to the greater of (i) $80 million of the Notes and (ii) 10% of the principal amount of the Notes issued under the Indenture (including additional Notes) at a redemption price equal to 103% of the aggregate amount of the Notes, plus accrued and unpaid interest, if any.

Prior to February 15, 2014, Ply Gem Industries may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Change of Control.  Upon the occurrence of specified change of control events, Ply Gem Industries may be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any.

Following any such offer to purchase, under certain circumstances, prior to February 15, 2014 Ply Gem Industries may redeem all, but not less than all, of the Notes not tendered in such offer at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

Certain Covenants.  The Indenture includes certain customary covenants that, subject to significant exceptions, limit the ability of Ply Gem Industries and its subsidiaries to, among other things, incur debt, pay dividends, make loans or investments, sell assets, incur certain liens, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of their assets.  These covenants generally do not restrict the Company or any of its subsidiaries that are not Ply Gem Industries’ subsidiaries.

Exchange Offer; Registration Rights.  Under the Registration Rights Agreement, Ply Gem Industries and the Guarantors agreed to:

•
file an exchange offer registration statement within 180 days after the issue date of the Notes enabling holders to exchange the Notes for registered Notes with terms substantially identical to the terms of the Notes;

•	use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act of 1933 within 240 days after the issue date of the Notes;

•	complete the exchange offer within 280 days after the issue date of the Notes; and

•
use commercially reasonable efforts to file a shelf registration statement for the resale of the Notes if they cannot complete an exchange offer within the time periods listed above and in certain other circumstances.

Ply Gem Industries will be required to pay additional interest on the Notes if it fails to comply with its obligations under the Registration Rights Agreement within the specified time periods.

Collateral.  The Amended Intercreditor Agreement amended and restated the Lien Subordination and Intercreditor Agreement, dated as of June 9, 2008 (as amended from time to time) among UBS AG, Stamford Branch (as successor to General Electric Capital Corporation), as collateral agent for the revolving facility secured parties, U.S. Bank National Association, as trustee and collateral agent for the noteholder secured parties, Ply Gem Industries, certain subsidiaries of Ply Gem Industries and the Company (the “Existing Intercreditor Agreement”), in order to reflect the refinancing of the 11.75% Notes (as defined below).

Under the terms of the Collateral Agreement, Ply Gem Industries and the Guarantors have granted the Noteholder Collateral Agent, for the benefit of holders of the Notes, the Trustee and the Noteholder Collateral Agent, a security interest in substantially all the tangible and intangible assets of Ply Gem Industries and the Guarantors in order to secure indebtedness evidenced by the Notes and all obligations in respect thereof.  In order to record the security interest granted under the Collateral Agreement in certain intellectual property with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest granted in such collateral, Ply Gem Industries and the Guarantors entered into the IP Collateral Agreement in favor of the Noteholder Collateral Agent.

Item 1.02                Termination of a Definitive Material Agreement.

On  February 11, 2011, Ply Gem Industries used the net proceeds of the Offering and cash on hand to (i) purchase $718,597,000 principal amount of its 11.75% Senior Secured Notes due 2013 (the “11.75% Notes”) pursuant to the Offer to Purchase, dated January 28, 2011 (the “Tender Offer”), and (ii) irrevocably deposit with the Trustee $6,781,088.26 to satisfy and to discharge its obligations under the 11.75% Notes and the Indenture, dated as of June 9, 2008, among Ply Gem Industries, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee and noteholder collateral agent, governing the 11.75% Notes. In connection with the satisfaction and discharge of the 11.75% Notes, the collateral securing the Notes was released.

Ply Gem Industries has also exercised its right to optionally redeem any and all 11.75% Notes not purchased by it in the Tender Offer. On March 13, 2011, Ply Gem Industries will redeem all of the outstanding 11.75% Notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the issuance of the Notes is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

By: /s/ Shawn K. Poe________________
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer

Dated:  February 16, 2011